EXHIBIT 99.1

Contact:

Steven H. Benrubi

(949) 699-3947

THE WET SEAL, INC. ANNOUNCES SECOND QUARTER

FISCAL 2009 RESULTS

INTRODUCES THIRD QUARTER 2009 GUIDANCE

FOOTHILL RANCH, CA, August 20, 2009 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its fiscal second quarter ended August 1, 2009, and introduced guidance for the third quarter of fiscal 2009. The Company provides segment information on Wet Seal and Arden B in Exhibit B to this press release.

For the second quarter:

•	Net sales for the quarter were $136.4 million compared to net sales of $149.1 million for the prior year second quarter.

•	Consolidated comparable store sales decreased 10.6%. Comparable store sales for Wet Seal decreased 11.9% and for Arden B decreased 4.1%.

•	Operating income was $3.3 million, or 2.4% of net sales, compared to $11.8 million, or 7.9% of net sales, in the prior year second quarter.

•

The current year quarter included $1.6 million in non-cash asset impairment charges and $1.2 million of benefits resulting from a change in estimated breakage for unredeemed gift cards, gift certificates and store credits. The prior year quarter included $0.3 million in non-cash asset impairment charges and $1.9 million in non-cash interest charges associated with a June 2008 conversion of $3.4 million of the Company’s Secured Convertible Notes into Class A common stock.

•

Net income was $3.1 million, or $0.03 per diluted share, as compared to $10.1 million, or $0.10 per diluted share, in the prior year quarter. Excluding the effect of the prior year interest charges noted above, net income in the prior year quarter was $12.0 million, or $0.12 per diluted share.

Ed Thomas, chief executive officer, commented, “We have made some progress at both divisions, but we are disappointed with our overall results for the second quarter. At Arden B, we sustained performance improvement begun in the first quarter, with operating income of $3.3 million in the second quarter. We have also gained further confidence in the lower-priced merchandise model we adopted at Arden B at the beginning of this year.

“At Wet Seal, while we entered the second quarter with inventory mix issues that challenged our sales and margin performance, by the beginning of August we had remedied many of these issues and believe we are better positioned for the important back-to-school season.”

As of quarter-end, the Company’s inventory per square foot declined 15% versus the prior year quarter, with Wet Seal down 14% and Arden B down 21%.

The Company generated cash flows from operations of $11.0 million during the second quarter, and ended the quarter with $144 million of cash and cash equivalents and $3.1 million of long-term debt, comprised of Convertible Notes, net of discount.

Store Openings and Closings

The Company had five Wet Seal net store openings and two Arden B net store closures during the second quarter. At August 1, 2009, the Company operated 496 stores in 47 states, the District of Columbia and Puerto Rico, including 415 Wet Seal stores and 81 Arden B stores.

Capital Expenditures and Depreciation

During the second quarter, the Company incurred capital expenditures of $6.6 million, of which $6.0 million was for construction of new stores and remodels of existing stores. The Company recognized tenant improvement allowances of $0.5 million associated primarily with new store construction, resulting in net capital expenditures for the quarter of $6.1 million.

Depreciation in the second quarter totaled $3.6 million as compared to $3.6 million in the prior year second quarter.

Capital Transactions

During the second quarter, there were no conversions of Secured Convertible Notes or convertible preferred stock. As of August 1, 2009, Secured Convertible Notes and Convertible Preferred Stock remain outstanding that are convertible into approximately 3.1 million shares and 537,000 shares, respectively, of the Company’s Class A common stock.

During the second quarter, investors exercised warrants for 83,572 shares of the Company’s Class A common stock, generating proceeds to the Company of $0.2 million. As of August 1, 2009, warrants exercisable into approximately 10.6 million shares of the Company’s Class A common stock remain outstanding. Exercise of all remaining outstanding warrants via cash payment by the warrant holders would result in proceeds to the Company of $39.1 million. The average exercise price on the outstanding warrants is $3.70, with approximately 7.8 million of such warrants having an exercise price in excess of the Company’s closing Class A common stock price as of August 19, 2009.

Income Taxes

The Company began fiscal 2009 with approximately $117.9 million of federal net operating loss (“NOL”) carry forwards available to offset taxable income in fiscal 2009 and thereafter, subject to certain annual limitations based on the provisions of Section 382 of the Internal Revenue Code. Subject to potential further adjustment, the Company believes NOL carry forwards available will be sufficient to offset any possible federal regular taxable income in fiscal 2009. Accordingly, if the Company generates taxable income in Fiscal 2009, the Company expects it would report an effective income tax rate of approximately 3.0% related to a limited portion of federal alternative minimum taxes that cannot be offset by NOL carry forwards, income taxes in the State of California, which cannot be offset by NOL carry forwards, and certain other state income taxes.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income and earnings per diluted share before certain charges, which are measures not in compliance with accounting principles generally accepted in the United States of America, or “non-GAAP financial measures.” The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13-week period ended August 2, 2008 (in millions, except for earnings per diluted share):

	13 Weeks Ended August 2, 2008
	Net Income	Earnings Per Diluted Share
Financial measure before certain charges (non-GAAP)	$12.0	$0.12

Charges:
Non-cash interest expense upon conversion of Secured Convertible Notes	(1.9)	(0.02)

GAAP financial measure	$10.1	$0.10

The complexity and volatility of the accounting and financial reporting for the Company’s Secured Convertible Notes has been a focus of the Company’s management and investors. To help investors better understand the complexity of the accounting for the Notes, the Company provided significant disclosure in its Annual Report on Form 10-K for the fiscal year ended January 31, 2009. Management occasionally presents certain financial information that excludes the non-cash charges for the ratable write-off of unamortized debt discounts, deferred financing costs and accrued interest when notes are converted. Given the unique nature of these charges and their volatility, management believes that presenting financial information without these charges helps investors better understand the Company’s current operating performance. Management believes the magnitude of the charges when conversions occur can impact investors’ understanding of the Company’s business results in such periods. Explicit disclosure of these impacts provides meaningful information to investors.

Third Quarter Fiscal 2009 Guidance

For the third quarter of fiscal 2009, earnings are estimated in the range of $0.02 to $0.05 per diluted share. The guidance is based on the following major assumptions:

•	Total net sales between $138 million and $142 million versus $146.6 million in the third quarter of fiscal 2008.

•	Comparable store sales decline between 6% and 9% versus a 7.6% decrease in the prior year third quarter.

•

Gross margin rate between 27.9% and 29.7% of net sales versus 31.3% in the prior year third quarter, with the decrease driven mainly by a deleveraging effect on occupancy costs due to the forecasted comparable store sales decline and a reduction in merchandise margin.

•	SG&A expense between 26.0% and 26.4% of net sales versus 26.1% in the prior year third quarter.

•	Operating income between $2.1 million and $5.2 million versus operating income of $7.1 million in the prior year third quarter.

•	Interest expense of $0.1 million versus interest income of $0.4 million in the prior year third quarter.

•	Income tax expense of between $0.1 million and $0.2 million versus income tax expense of $0.6 million in the prior year third quarter.

•	Net new store openings of 3 stores at Wet Seal and closing of 1 store at Arden B.

The Company will host a conference call and question and answer session at 1:30 p.m. Pacific Time today. To participate in the conference call, please dial 888-293-6966 and provide ID number 9411665. A broadcast of the call will also be available on the Company’s website, www.wetsealinc.com. A replay of the call will be available through August 27, 2009. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of August 1, 2009, the Company operated a total of 496 stores in 47 states, the District of Columbia and Puerto Rico, including 415 Wet Seal stores and 81 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for its third quarter of fiscal 2009, or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Exhibit A

The Wet Seal, Inc.

Condensed Consolidated Balance Sheets

(000’s Omitted)

(Unaudited)

	August 1,	January 31,	August 2,
	2009	2009	2008
ASSETS
Cash and cash equivalents	$143,987	$142,064	$123,570
Income taxes receivable	—	—	167
Other receivables	795	1,784	1,833
Merchandise inventories	38,050	25,529	44,551
Prepaid expenses	10,829	10,600	11,033

Total current assets	193,661	179,977	181,154
Net equipment and leasehold improvements	79,469	74,869	74,064
Deferred financing costs	124	173	223
Other assets	2,327	1,640	1,628

Total assets	$275,581	$256,659	$257,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable – merchandise	$19,760	$8,388	$16,915
Accounts payable – other	12,434	9,188	12,165
Income taxes payable	103	228	125
Accrued liabilities	24,009	28,079	30,119
Current portion of deferred rent	3,468	3,378	4,056

Total current liabilities	59,774	49,261	63,380
Secured convertible notes	3,095	2,707	2,366
Deferred rent	29,036	30,051	29,938
Other long-term liabilities	1,727	1,821	1,826

Total liabilities	93,632	83,840	97,510
Convertible preferred stock	1,611	1,611	2,167
Total stockholders’ equity	180,338	171,208	157,392

Total liabilities and stockholders’ equity	$275,581	$256,659	$257,069

Exhibit A

(Continued)

The Wet Seal, Inc.

Condensed Consolidated Statements of Operations

(000’s Omitted, Except Share Data)

(Unaudited)

	13 Weeks Ended		26 Weeks Ended
	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008
Net sales	$136,366	$149,060	$268,375	$291,450
Gross margin	39,170	52,026	78,351	98,726
Selling, general & administrative expenses	34,321	39,911	68,294	77,902
Asset impairment	1,552	303	1,552	303

Operating income	3,297	11,812	8,505	20,521
Interest expense, net	(114)	(1,487)	(121)	(1,095)

Income before provision for income taxes	3,183	10,325	8,384	19,426
Provision for income taxes	80	177	252	350

Net income	$3,103	$10,148	$8,132	$19,076

Weighted average shares, basic	95,594,834	92,339,436	95,492,536	91,506,480
Net income per share, basic (1)	$0.03	$0.10	$0.08	$0.19
Weighted average shares, diluted	96,159,261	95,245,049	95,988,664	92,972,515
Net income per share, diluted (1)	$0.03	$0.10	$0.08	$0.19

(1)	On February 1, 2009, the Company adopted FASB Staff Position EITF 03-6-1, “Determining When Instruments Granted in Share-based Payment Transactions Are Participating Securities”, which requires the allocation of net income among common shareholders and participating security holders when computing earnings per share. As a result, the net income available to common shareholders used to calculate basic and diluted earnings per share, respectively, was $2,944, $2,945, $7,714 and $7,716 for the 13 and 26 weeks ended August 1, 2009, and $9,501, $9,520, $17,731 and $17,751 for the 13 and 26 weeks ended August 2, 2008.

Exhibit B

Segment Reporting (Unaudited)

The Company operates exclusively in the retail apparel industry in which it sells fashionable and contemporary apparel and accessories items, primarily through mall-based chains of retail stores, to female consumers with a young, active lifestyle. The Company has identified two operating segments (“Wet Seal” and “Arden B”) as defined by Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” E-commerce operations for Wet Seal and Arden B are included in their respective operating segments. Information for the 13 and 26 weeks ended August 1, 2009, and August 2, 2008, for the two reportable segments is set forth below (in thousands, except store counts and sales per square foot):

Thirteen Weeks Ended August 1, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$111,517	$24,849	n/a	$136,366
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(11.9)%	(4.1)%	n/a	(10.6)%
Operating income (loss)	$6,043	$3,253	$(5,999)	$3,297
Interest expense, net	$—	$—	$(114)	$(114)
Income (loss) before provision for income taxes	$6,043	$3,253	$(6,113)	$3,183
Depreciation	$2,996	$407	$228	$3,631
Number of stores as of period end	415	81	n/a	496
Sales per square foot	$64	$86	n/a	$67
Square footage as of period end	1,636	247	n/a	1,883

Thirteen Weeks Ended August 2, 2008	Wet Seal	Arden B	Corporate	Total
Net sales	$121,686	$27,374	n/a	$149,060
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(1.8)%	(13.8)%	n/a	(4.4)%
Operating income (loss)	$18,114	$986	$(7,288)	$11,812
Interest expense, net	$—	$—	$(1,487)	$(1,487)
Income (loss) before provision for income taxes	$18,114	$986	$(8,775)	$10,325
Depreciation	$2,579	$798	$247	$3,624
Number of stores as of period end	404	93	n/a	497
Sales per square foot	$73	$87	n/a	$75
Square footage as of period end	1,589	288	n/a	1,877

Twenty-Six Weeks Ended August 1, 2009	Wet Seal	Arden B	Corporate	Total
Net sales	$219,882	$48,493	n/a	$268,375
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(10.0)%	(4.1)%	n/a	(9.0)%
Operating income (loss)	$15,937	$5,776	$(13,208)	$8,505
Interest expense, net	$—	$—	$(121)	$(121)
Income (loss) before provision for income taxes	$15,937	$5,776	$(13,329)	$8,384
Depreciation	$5,982	$833	$455	$7,270
Number of stores as of period end	415	81	n/a	496
Sales per square foot	$128	$169	n/a	$133
Square footage as of period end	1,636	247	n/a	1,883

Twenty-Six Weeks Ended August 2, 2008	Wet Seal	Arden B	Corporate	Total
Net sales	$237,877	$53,573	n/a	$291,450
% of total sales	82%	18%	n/a	100%
Comparable store sales % decrease	(2.5)%	(17.8)%	n/a	(5.9)%
Operating income (loss)	$35,173	$145	$(14,797)	$20,521
Interest expense, net	$—	$—	$(1,095)	$(1,095)
Income (loss) before provision for income taxes	$35,173	$145	$(15,892)	$19,426
Depreciation	$5,073	$1,580	$538	$7,191
Number of stores as of period end	404	93	n/a	497
Sales per square foot	$143	$170	n/a	$147
Square footage as of period end	1,589	288	n/a	1,877

In the tables above, Wet Seal and Arden B reportable segments include net sales generated from their respective stores and e-commerce operations. The “Corporate” column is presented solely to allow for reconciliation of store contribution amounts to consolidated operating income, interest expense, net, and income before provision for income taxes. Wet Seal and Arden B segment results include net sales, cost of sales, asset impairment and other direct store and field management expenses, with no allocation of corporate overhead or interest income and expense.

Wet Seal operating segment results during the 13 and 26 weeks ended August 1, 2009, include $0.8 million and $0.8 million, respectively, of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates, and during the 13 and 26 weeks ended August 1, 2009, and the 13 and 26 weeks ended August 2, 2008, includes $1.6 million, $1.6 million, $0.3 million and $0.3 million, respectively, of asset impairment charges.

Arden B operating segment results during the 13 and 26 weeks ended August 1, 2009, include $0.4 million and $0.4 million, respectively, of additional net sales resulting from a change in estimated “breakage” for unredeemed gift cards, gift certificates and store credits remaining outstanding more than two years from their respective issuance dates.

Corporate expenses during the 13 and 26 weeks ended August 2, 2008, include interest expense of $1.9 million and $1.9 million, respectively, as a result of accelerated write-off of discounts, capitalized interest and deferred financing costs upon conversions of secured convertible notes.